Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 15, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of Collegiate Pacific Inc. on Form 10-K for the fiscal year ended June 30, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Collegiate Pacific Inc. on Form SB-2 (File No. 333-34294, effective June 22, 2000), Form S-8 (File No. 333-59878, effective May 1, 2001), and Forms S-3 (File No. 333-116282, effective June 22, 2004, File No. 333-118240, effective August 20, 2004 and File No. 333-122250, effective February 28, 2006).
/s/ Grant Thornton LLP
Dallas, Texas
September 15, 2006